Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

United Industries Corporation and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of cash flows, and of changes in stockholders’ equity (deficit) present fairly, in all material respects, the financial position of United Industries Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

February 10, 2004, except for Note 26 which is

as of March 2, 2004

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$11,413	$10,318
Accounts receivable, less reserves of $2,753 and $3,171 at December 31, 2003 and 2002, respectively	29,890	23,321
Inventories	96,795	87,762
Prepaid expenses and other current assets	15,141	11,350

Total current assets	153,239	132,751

Equipment and leasehold improvements, net	37,153	34,218
Deferred tax asset	186,562	105,141
Goodwill	6,221	28,612
Intangible assets, net	86,872	72,256
Other assets, net	9,897	13,025

Total assets	$479,944	$386,003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and capital lease obligation	$1,349	$9,665
Accounts payable	29,774	27,063
Accrued expenses	39,574	45,221

Total current liabilities	70,697	81,949

Long-term debt, net of current maturities	387,657	391,493
Capital lease obligation, net of current maturities	3,191	3,778
Other liabilities	3,256	5,019

Total liabilities	464,801	482,239

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock (37,600 shares of $0.01 par value Class A issued and outstanding, 40,000 shares authorized)	—	—
Common stock (33.2 million shares each of $0.01 par value Class A and Class B issued and outstanding, 43.6 million shares of each authorized at December 31, 2003; 33.1 million shares each of $0.01 par value Class A and Class B issued and outstanding, 43.6 million shares of each authorized at December 31, 2002)	665	664
Treasury stock (9,569 shares each of $0.01 par value Class A and Class B, at cost)	(96)	—
Warrants and options	11,745	11,745
Additional paid-in capital	210,908	210,480
Accumulated deficit	(179,738)	(287,592)
Common stock subscription receivable	(22,534)	(25,761)
Common stock repurchase option	(2,636)	(2,636)
Common stock held in grantor trusts	(2,847)	(2,700)
Loans to executive officer	(324)	(404)
Accumulated other comprehensive income (loss)	—	(32)

Total stockholders’ equity (deficit)	15,143	(96,236)

Total liabilities and stockholders’ equity (deficit)	$479,944	$386,003

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Year Ended December 31,
	2003	2002	2001
CONSOLIDATED STATEMENTS OF OPERATIONS:
Net sales	$536,146	$479,990	$273,344
Operating costs and expenses:
Cost of goods sold	328,238	305,644	148,371
Selling, general and administrative expenses	139,042	113,162	74,689
Facilities and organizational rationalization	—	—	5,550

Total operating costs and expenses	467,280	418,806	228,610

Operating income	68,866	61,184	44,734
Interest expense	38,237	33,811	35,841
Interest income	2,024	1,401	—

Income before income tax expense (benefit)	32,653	28,774	8,893
Income tax expense (benefit)	(82,851)	3,438	2,167

Net income	115,504	25,336	6,726
Preferred stock dividends	7,650	6,880	2,292

Net income available to common stockholders	$107,854	$18,456	$4,434

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME:
Net income	$115,504	$25,336	$6,726
Other comprehensive income:
Gain (loss) on interest rate swaps, net of tax of $120	—	513	(513)
Gain (loss) on derivative hedging instruments, net of tax of $20	32	(32)	—

Comprehensive income	$115,536	$25,817	$6,213

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$115,504	$25,336	$6,726
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	16,645	10,240	4,918
Amortization and write-off of deferred financing fees	5,358	3,280	2,691
Deferred income tax expense (benefit)	(84,065)	3,055	2,022
Changes in operating assets and liabilities, net of effects from acquisitions and disposition:
Accounts receivable	(9,421)	26,579	(1,641)
Inventories	(10,954)	(19,894)	(2,085)
Prepaid expenses	(1,159)	(3,283)	(134)
Other assets	(507)	5,995	9
Accounts payable	3,091	(13,885)	4,834
Accrued expenses	(12,861)	7,723	6,292
Accrued facilities and organizational rationalization costs	(1,942)	(3,216)	5,158
Dursban related costs	—	(82)	(5,985)
Other operating activities, net	(2,424)	(3,633)	2,597

Net cash flows from operating activities	17,265	38,215	25,402

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(11,674)	(6,450)	(7,916)
Purchase of facilities and equipment from U.S. Fertilizer	—	(4,000)	—
Purchase of fertilizer brands	—	—	(37,500)
Payments for Schultz merger, net of cash acquired	—	(38,300)	—
Payments for WPC Brands acquisition, net of cash acquired	—	(19,500)	—
Proceeds from sale of WPC non-core product lines	4,204	—	—

Net cash flows used in investing activities	(7,470)	(68,250)	(45,416)

Cash flows from financing activities:
Proceeds from issuance of senior subordinated notes	86,275	—	—
Proceeds from additional term debt	—	90,000	8,450
Proceeds from borrowings on revolver	40,000	—	—
Proceeds from issuance of common stock	282	17,500	—
Proceeds from issuance of preferred stock	—	—	21,969
Payments received for common stock subscription receivable	5,000	2,500	—
Payments received on loans to executive officer	80	48	—
Repayment of borrowings on term debt	(98,236)	(14,858)	(10,983)
Repayment of debt assumed in Schultz merger	—	(20,662)	—
Repayment of borrowings on revolver	(40,000)	(23,450)	—
Payments for capital lease obligation	(587)	(405)	(367)
Payments for debt issuance costs	(2,924)	(4,700)	—
Payments for treasury stock	(96)	—	—
Change in cash overdraft	1,506	(5,620)	945

Net cash flows from (used in) financing activities	(8,700)	40,353	20,014

Net increase in cash and cash equivalents	1,095	10,318	—
Cash and cash equivalents, beginning of year	10,318	—	—

Cash and cash equivalents, end of year	$11,413	$10,318	$—

Noncash financing activities:
Common stock issued in Schultz merger	$—	$6,000	$—
Common stock issued related to Bayer agreements	$—	$30,720	$—
Debt assumed in Schultz merger	$—	$20,577	$—
Preferred stock dividends accrued	$7,650	$6,880	$2,292
Common stock issued to grantor trusts	$147	$—	$—

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Dollars in thousands)

	Class A Nonvoting Preferred Stock		Class A Voting Common Stock		Class B Nonvoting Common Stock		Treasury Stock		Warrants and Options
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2001	15,000	$—	27,650,000	$277	27,650,000	$277	—	$—	3,200	$2,784
Net income	—	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	71,000	1	71,000	1	—	—	—	—
Issuance of common stock options	—	—	—	—	—	—	—	—	600	456
Issuance of preferred stock and preferred stock warrants	22,600	—	—	—	—	—	—	—	6,300	8,505
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Loan to executive officer	—	—	—	—	—	—	—	—	—	—
Unrealized loss on interest rate swap, net of taxes	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	37,600	—	27,721,000	278	27,721,000	278	—	—	10,100	11,745
Net income	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for Schultz acquisition and related financing	—	—	2,290,000	24	2,290,000	24	—	—	—	—
Issuance of common stock	—	—	60,000	—	60,000	—	—	—	—	—
Issuance of common stock to Bayer	—	—	3,072,000	30	3,072,000	30	—	—	—	—
Amendment to Bayer agreement	—	—	—	—	—	—	—	—	—	—
Proceeds for subscription receivable	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Loan to executive officer	—	—	—	—	—	—	—	—	—	—
Payment on loan to executive officer	—	—	—	—	—	—	—	—	—	—
Realized loss on interest rate swap, net of taxes	—	—	—	—	—	—	—	—	—	—
Changes in fair value of derivative hedging instruments	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	37,600	—	33,143,000	332	33,143,000	332	—	—	10,100	11,745
Net income	—	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	14,731	—	14,731	—	—	—	—	—
Proceeds for subscription receivable, net of interest	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Payment on loan to executive officer	—	—	—	—	—	—	—	—	—	—
Stock option exercise	—	—	45,000	0.5	45,000	0.5	—	—	—	—
Tax benefit of stock option exercise	—	—	—	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	19,138	(96)	—	—
Changes in fair value of derivative hedging instruments	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2003	37,600	$—	33,202,731	$332.50	33,202,731	$332.50	19,138	$(96)	10,100	$11,745

	Additional Paid-in Capital	Accumulated Deficit	Common Stock Subscription Receivable	Common Stock Repurchase Option	Common Stock Held in Grantor Trusts	Loans to Executive Officer	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at January 1, 2001	$139,081	$(310,482)	$—	$—	$(2,700)	$—	$—	$(170,763)
Net income	—	6,726	—	—	—	—	—	6,726
Issuance of common stock	(2)	—	—	—	—	—	—	—
Issuance of common stock options	—	—	—	—	—	—	—	456
Issuance of preferred stock and preferred stock warrants	13,464	—	—	—	—	—	—	21,969
Preferred stock dividends	—	(2,292)	—	—	—	—	—	(2,292)
Loan to executive officer	400	—	—	—	—	(400)	—	—
Unrealized loss on interest rate swap, net of taxes	—	—	—	—	—	—	(513)	(513)

Balance at December 31, 2001	152,943	(306,048)	—	—	(2,700)	(400)	(513)	(144,417)
Net income	—	25,336	—	—	—	—	—	25,336
Issuance of common stock for Schultz acquisition and related financing	22,866	—	—	—	—	—	—	22,914
Issuance of common stock	600	—	—	—	—	—	—	600
Issuance of common stock to Bayer	30,430	—	(27,321)	(2,636)	—	—	—	533
Amendment to Bayer agreement	3,641	—	—	—	—	—	—	3,641
Proceeds for subscription receivable	—	—	1,560	—	—	—	—	1,560
Preferred stock dividends	—	(6,880)	—	—	—	—	—	(6,880)
Loan to executive officer	—	—	—	—	—	(52)	—	(52)
Payment on loan to executive officer	—	—	—	—	—	48	—	48
Realized loss on interest rate swap, net of taxes	—	—	—	—	—	—	513	513
Changes in fair value of derivative hedging instruments	—	—	—	—	—	—	(32)	(32)

Balance at December 31, 2002	210,480	(287,592)	(25,761)	(2,636)	(2,700)	(404)	(32)	(96,236)
Net income	—	115,504	—	—	—	—	—	115,504
Issuance of common stock	147	—	—	—	(147)	—	—	—
Proceeds for subscription receivable, net of interest	—	—	3,227	—	—	—	—	3,227
Preferred stock dividends	—	(7,650)	—	—	—	—	—	(7,650)
Payment on loan to executive officer	—	—	—	—	—	80	—	80
Stock option exercise	179	—	—	—	—	—	—	180
Tax benefit of stock option exercise	102	—	—	—	—	—	—	102
Purchase of treasury stock	—	—	—	—	—	—	—	(96)
Changes in fair value of derivative hedging instruments	—	—	—	—	—	—	32	32

Balance at December 31, 2003	$210,908	$(179,738)	$(22,534)	$(2,636)	$(2,847)	$(324)	$—	$15,143

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except where indicated)

Note 1—Description of Business

Under a variety of brand names, and operating as Spectrum Brands, the Company manufactures and markets one of the broadest lines of products in the industry, including herbicides and indoor and outdoor insecticides, as well as insect repellents, fertilizers, growing media and soils. The Company’s value brands are targeted toward consumers who want products and packaging that are comparable or superior to, and at lower prices than, premium-priced brands, while its opening price point brands are designed for cost conscious consumers who want quality products. The Company’s products are marketed to mass merchandisers, home improvement centers, hardware, grocery and drug chains, nurseries and garden centers.

As described in more detail in Note 18, the Company’s operations are divided into three business segments: Lawn and Garden, Household and Contract. The Company’s lawn and garden brands include, among others, Spectracide®, Garden Safe®, Real-Kill® and No-Pest® in the controls category, as well as Sta-Green®, Vigoro®, Schultz™ and Bandini® brands in the lawn and garden fertilizer and growing media categories. The Company’s household brands include, among others, Hot Shot®, Cutter® and Repel®. The Contract segment represents a variety of compounds and chemicals, such as cleaning solutions and other consumer products.

Note 2—Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated during consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such investments are recorded at cost which approximates market value.

Inventories

Inventories are reported at the lower of cost or market. Cost is determined using a standard costing system that approximates the first-in, first-out method and includes raw materials, direct labor and overhead. An allowance for obsolete or slow-moving inventory is recorded based on the Company’s analysis of inventory levels and future sales forecasts. In the event that estimates of future usage and sales differ from actual results, the allowance for obsolete or slow-moving inventory may be adjusted. For the years ended December 31, 2003 and 2002, amounts recorded to cost of goods sold for obsolete or slow-moving inventory included a decrease of $0.2 million and an increase of $3.1 million, respectively. As of December 31, 2003 and 2002, the allowance for obsolete or slow-moving inventory was $5.6 million and $5.8 million, respectively.

Capitalized Software Costs

Capitalized software costs are included in equipment and leasehold improvements in the accompanying consolidated balance sheets. Once the underlying assets are placed into service, costs are amortized using the straight-line method over periods of related benefit, generally ranging from three to five years. As of December 31, 2003 and 2002, the Company had $2.1 million and $4.4 million, respectively, in unamortized capitalized software costs related primarily to the Company’s enterprise resource planning (ERP) implementation, including capitalized internal costs of $0.1 million and $0.4 million as of December 31, 2003 and 2002, respectively. The Company placed certain modules of the ERP system into service and began recognizing amortization expense thereon in the fourth quarter of 2003. Related amortization expense was $0.5 million for the year ended December 31, 2003 and $0.1 million for each of the years ended December 31, 2002 and 2001. The implementation is expected to be finalized in 2005.

Equipment and Leasehold Improvements

Expenditures for equipment and leasehold improvements and those that substantially increase the useful lives of assets are capitalized and recorded at cost. Maintenance, repairs and minor renewals are expensed as incurred. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any related gains or losses are reflected in results of operations. Depreciation is recorded using the straight-line method over management’s estimate of the useful lives of the related assets. Machinery and equipment are depreciated over periods ranging from three to twelve years. Office furniture and equipment are depreciated over periods ranging from five to ten years. Transportation equipment is depreciated over periods ranging from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the related asset which generally range from five to thirty-nine years. Property held under capital lease is amortized over the term of the lease.

Goodwill and Intangible Assets

The Company has acquired intangible assets or made acquisitions in the past that resulted in the recording of goodwill or intangible assets. Under generally accepted accounting principles in effect prior to 2002, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings over their useful lives. Beginning in 2002, goodwill is no longer amortized and is subject to impairment testing at least annually. The Company also evaluates the recoverability of goodwill and intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as changes in technological advances, fluctuations in the fair value of such assets or adverse changes in customer relationships or vendors. Recoverability is evaluated by brand and product type, which represent the reporting unit components within the Company’s operating segments (see Note 18). If a review using current market rates, discounted or undiscounted cash flows, as applicable, and other methods indicates that the carrying value of goodwill or other intangible assets are not recoverable, the carrying value of such asset is reduced to estimated fair value. No impairments existed as of December 31, 2003 and 2002. Prior to 2002, goodwill was amortized using the straight-line method over 40 years and recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations (see Note 7).

Long-Lived Assets

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” In accordance with SFAS No. 144, the Company periodically evaluates the recoverability of long-lived assets, including equipment and leasehold improvements, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If a review indicates that the carrying value of an asset is not recoverable based on its undiscounted future cash flows, a loss is recognized for the difference between its fair value and carrying value. Adoption of SFAS No. 144 did not have a material impact on the Company’s consolidated financial statements. No impairments existed as of December 31, 2003 and 2002.

Derivative Instruments and Hedging Activities

The Company periodically uses interest rate and commodity price derivative hedging instruments to reduce fluctuations in cash flows. Using these agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable amounts calculated by reference to an agreed-upon notional amount or index. Derivative hedging instruments are recorded at fair value in the consolidated balance sheets as assets or liabilities, as applicable. The Company does not enter into derivatives or other hedging arrangements for trading or speculative purposes (see Note 16).

Revenue Recognition

Revenue is recognized when title and risk of loss transfer to the customer. Net sales represent gross sales less any applicable customer discounts from list price, customer returns and promotion expense through cooperative programs with retailers. The provision for customer returns is based on historical sales returns and analysis of credit memo and other relevant information. If the historical or other data used to develop these estimates do not properly reflect future returns, net sales may require adjustment. Sales reductions related to returns were $15.1 million, $7.4 million and $6.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. Amounts included in accounts receivable reserves for product returns were $1.4 million and $2.0 million as of December 31, 2003 and 2002, respectively.

Promotion Expense

The Company advertises and promotes its products through national and regional media. Products are also advertised and promoted through cooperative programs with retailers. Advertising and promotion costs are expensed as incurred, although costs incurred during interim periods are generally expensed ratably in relation to revenues. Management develops an estimate of the amount of costs that have been incurred by the retailers under cooperative programs based on an analysis of specific programs offered to them and historical information. Actual costs incurred may differ significantly from estimates if factors such as the level of participation and success of the retailers’ programs or other conditions differ from expectations. Promotion expense, including cooperative programs with customers, is recorded as a reduction of sales and was $39.8 million, $41.3 million and $24.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. Accrued advertising and promotion expense was $9.6 million and $16.4 million as of December 31, 2003 and 2002, respectively. In addition, advertising costs are incurred irrespective of promotions. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and were $11.1 million, $3.3 million and $1.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Research and Development

The Company’s research and development activities focus on applied research using the strength and knowledge of its active ingredient suppliers and strategic active ingredient partners but also include the development of new products, new methods of delivery and identification of shifts in consumer needs and preferences. Research and development costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Research and development costs were $2.4 million, $2.1 million and $3.1 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Shipping and Handling Costs

Certain shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. These costs primarily comprise personnel and other general and administrative costs associated with the Company’s distribution facilities and, to a lesser extent, some costs related to goods shipped between the Company’s facilities. These costs were $21.5 million, $15.7 million and $13.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. The remaining shipping and handling costs, including supplies received from vendors, are included in cost of goods sold in the accompanying consolidated statements of operations. All revenues billed to customers for freight on goods purchased from the Company are recorded in net sales.

Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and applies the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” Under APB No. 25 and related interpretations, compensation expense is recognized using the intrinsic value method for the difference between the exercise price of the options and the estimated fair value of the Company’s common stock on the date of grant (see Note 19).

SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the Company determined stock-based compensation expense using the fair value method. The following table presents net income, as reported, stock-based compensation expense that would have been recorded using the fair value method and pro forma net income that would have been reported had the fair value method been applied:

	Year Ended December 31,
	2003	2002	2001
Net income, as reported	$115,504	$25,336	$6,726
Stock-based compensation expense using the fair value method, net of tax	1,421	2,709	251

Pro forma net income	$114,083	$22,627	$6,475

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are recovered or settled. Management judgment is required to determine income tax expense, deferred tax assets and any related valuation allowance and deferred tax liabilities. The Company will establish a valuation allowance if it determines that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in the valuation allowance are included in the Company’s consolidated statements of operations as income tax expense or benefit, as appropriate (see Note 21).

Earnings Per Share

Earnings per share information is not required for presentation as the Company does not have publicly traded stock.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial conditions. The Company is dependent on three customers for the majority of its sales. Net sales to these customers, as a percentage of total net sales, were:

	Year Ended December 31,
	2003	2002	2001
The Home Depot	32%	33%	25%
Lowe’s	20%	23%	22%
Wal*Mart	19%	18%	17%

Total	71%	74%	64%

As of December 31, 2003 and 2002, these three customers were responsible for 53% and 62% of accounts receivable, respectively.

Supplemental Cash Flow Information

For the years ended December 31, 2003, 2002 and 2001, the Company paid interest of $32.3 million, $32.4 million and $36.0 million, respectively. For the years ended December 31, 2003, 2002 and 2001, the Company paid income taxes of $1.0 million, $0.4 million and $0.2 million, respectively.

Reclassifications

Certain reclassifications have been made to the prior years’ amounts to conform to the current year presentation.

Note 3—Acquisitions and Disposition

Schultz Company Merger

On May 9, 2002, a wholly-owned subsidiary of the Company completed a merger with and into Schultz, a manufacturer of horticultural products and specialty items and a distributor of potting soil, soil conditioners and other growing media, whose products are distributed primarily to retail outlets throughout the United States and Canada. The merger was executed to achieve economies of scale and synergistic efficiencies due to the complementary nature of the businesses. As a result of the merger, Schultz became a wholly-owned subsidiary of the Company. The total purchase price included cash payments of $38.3 million, including related acquisition costs of $5.0 million, issuance of 600,000 shares of Class A voting common stock valued at $3.0 million and issuance of 600,000 shares of Class B nonvoting common stock valued at $3.0 million and the assumption of $20.6 million of outstanding debt, which was immediately repaid by the Company at closing. In exchange for cash, common stock and the assumption of debt, the Company received all of the outstanding shares of Schultz. The assets acquired included acquired intangible assets which consist of trade names and other intellectual property which are being amortized over 25 to 40 years. In addition, the Company was required to write-up the value of inventory acquired from Schultz by $1.5 million to properly reflect its fair value.

The following table summarizes the fair values of the assets acquired and liabilities assumed as of the merger date:

Description	Amount
Current assets	$41,937
Equipment and leasehold improvements	3,322
Intangible assets	42,398
Other assets	811
Total assets acquired	88,468
Current liabilities	20,091
Long-term debt	20,662
Other liabilities	1,125

Total liabilities assumed	41,878

Net assets acquired	$46,590

This transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of the assets acquired and liabilities assumed have been included in the consolidated financial statements from the date of acquisition. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The initial purchase price allocation was based on preliminary information, which was subject to adjustment upon obtaining complete valuation information. During the second quarter of 2003, the Company obtained the final valuation report from an independent third party valuation firm of the assets acquired and liabilities assumed, the values of which are reflected in the table above. The valuation report indicated the full value of the purchase price should be allocated to trade names, customer relationships and other identifiable intangible assets obtained in the merger with no value ascribed to goodwill. As a result, the Company reclassified $19.8 million from goodwill and $4.8 million from other intangible assets, recorded in the preliminary allocation, to customer relationships and is amortizing the customer relationships intangible asset using the straight-line method over four years, the remaining useful life as of the reclassification date. In addition, in 2003, the Company applied the guidance outlined in EITF 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” The application of this guidance from the date of acquisition resulted in a noncash charge of $2.4 million for the additional amortization related to the final valuation of the $24.6 million customer relationship intangible asset.

The Company’s funding sources for the Schultz merger included an additional $35.0 million add-on to Term Loan B of the Company’s Senior Credit Facility in May 2002 (see Note 12), an additional $10.0 million add-on to the Company’s Revolving Credit Facility, the issuance of 1,690,000 shares of Class A voting common stock to UIC Holdings, L.L.C. for $8.5 million and the issuance of 1,690,000 shares of Class B nonvoting common stock to UIC Holdings, L.L.C. for $8.5 million. The issuance of shares to UIC Holdings, L.L.C. was a condition precedent to the amendment of the Senior Credit Facility. The fair value of the shares issued of $5 per share was determined by an independent third party valuation.

WPC Brands, Inc. Acquisition

On December 6, 2002, a wholly-owned subsidiary of the Company completed the acquisition of WPC Brands, Inc. (WPC Brands), a manufacturer and distributor of various leisure-time consumer products, including a full line of insect repellents, institutional healthcare products and other proprietary and private label products. The acquisition was executed to enhance the Company’s insect repellent product lines and to strengthen its presence at major customers. The total purchase price was $19.5 million in cash in exchange for all of the outstanding shares of WPC Brands. Intangible assets acquired in the acquisition consist of trade names and other intellectual property which are being amortized over 25 to 40 years. In addition, the Company was required to write-up the value of inventory acquired from WPC Brands by $1.3 million to properly reflect its fair value.

The following table summarizes the fair values of the assets acquired and liabilities assumed as of the date of acquisition:

Description	Amount
Current assets	$7,428
Equipment and leasehold improvements	887
Intangible assets	12,800
Goodwill	1,115
Other assets	1,439
Total assets acquired	23,669

Current liabilities	1,309
Other liabilities	1,417

Total liabilities assumed	2,726

Net assets acquired	$20,943

This transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of the assets acquired and liabilities assumed have been included in the consolidated financial statements from the date of acquisition. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The initial purchase price allocation was based on preliminary information, which was subject to adjustment upon obtaining complete valuation information. During the fourth quarter of 2003, the Company obtained the final valuation report from an independent third party valuation firm of the assets acquired and liabilities assumed, the values of which are reflected in the table above. The valuation report indicated the purchase price should be allocated to trade names and customer relationships obtained in the acquisition with $1.1 million ascribed to goodwill, which is not deductible for tax purposes. As a result, the Company reclassified $4.8 million from trade names and $2.6 million from goodwill, recorded in the preliminary allocation, to customer relationships and certain other tangible assets. The Company is amortizing the customer relationships intangible asset using the straight-line method over their remaining useful lives which range from six to ten years.

The Company’s funding source for the WPC Brands acquisition was a portion of the proceeds received from an additional $25.0 million add-on to Term Loan B of the Company’s Senior Credit Facility in December 2002 (see Note 12).

The Company’s unaudited consolidated results of operations on a pro forma basis, as if the Schultz and WPC Brands transactions had occurred on January 1, 2001, include net sales of $556.5 million and $388.3 million for the years ended December 31, 2002 and 2001, respectively, and net income of $28.4 million and $6.8 million for the years ended December 31, 2002 and 2001, respectively. This unaudited pro forma financial information does not purport to be indicative of the consolidated results of operations that would have been achieved had these transactions been completed as of the assumed date or which may be obtained in the future.

WPC Brands Disposition

During May 2003, the Company consummated the sale of all of the non-core product lines acquired in the WPC Brands acquisition. The product lines sold included, among others, water purification tablets, first-aid kits and fish attractant products. Total assets and operating results associated with the product lines sold were not significant to the Company’s consolidated financial position or results of operations. No gain or loss was recorded as the sale price was approximately equal to the net book value of the assets and liabilities included in the sale.

Note 4—Strategic Transactions

U.S. Fertilizer Transactions

On October 3, 2002, the Company purchased certain assets from U.S. Fertilizer, for a cash purchase price of $12.1 million and forgiveness of certain U.S. Fertilizer promissory notes previously obtained from Bayer, as described further below. The assets acquired included certain inventory for $8.1 million and equipment at two facilities and real estate at one of the two facilities for $4.0 million. These facilities, located in Orrville, Ohio and Sylacauga, Alabama previously fulfilled over half of the Company’s fertilizer requirements.

Also on October 3, 2002, the Company executed a tolling agreement with U.S. Fertilizer, whereby U.S. Fertilizer supplies the Company with fertilizer. The tolling agreement requires the Company to be responsible for certain raw materials, capital expenditures and other related costs for U.S. Fertilizer to manufacture and supply the Company with fertilizer products. The agreement does not require a minimum volume purchase from U.S. Fertilizer, but provides for a fixed monthly payment of $0.7 million through the term of the tolling agreement, which expires on September 30, 2007. The fixed monthly payment is included in the Company’s standard inventory costs and is not expensed monthly as a period cost as it relates to the overall cost of the inventory purchased from U.S. Fertilizer and resold by the Company. In addition, beginning on March 1, 2004 and on each anniversary thereafter, the fixed payment is subject to certain increases for labor, materials, inflation and other reasonable costs as outlined in the tolling agreement. The agreement provides the Company with certain termination rights without penalty upon a breach of the agreement by U.S. Fertilizer or upon the Company’s payment of certain amounts as set forth therein.

Bayer Transactions

On June 14, 2002, the Company consummated a transaction with Bayer Corporation and Bayer Advanced, L.L.C. (together referred to herein as Bayer) which allows the Company to gain access to certain Bayer active ingredient technologies through a Supply Agreement and to perform certain merchandising services for Bayer through an In-Store Service Agreement. In consideration for the Supply and In-Store Service Agreements, and in exchange for the promissory notes previously issued to Bayer by U.S. Fertilizer, the Company issued to Bayer 3,072,000 shares of Class A voting common stock valued at $15.4 million and 3,072,000 shares of Class B nonvoting common stock valued at $15.4 million (collectively representing approximately 9.3% of the Company’s fully-diluted common stock) and recorded $0.4 million of related issuance costs. The Company reserved for the entire face value of the promissory notes due from U.S. Fertilizer, as the Company did not believe the notes were collectible and an independent third party valuation did not ascribe any significant value to them. The independent third party valuation also indicated that value should be ascribed to the repurchase option which is reflected in stockholders’ equity in the accompanying consolidated balance sheets as of December 31, 2003 and 2002.

Under the terms of the agreements, Bayer was required to make payments to the Company which total $5.0 million annually through June 15, 2009, the present value of which equaled the value assigned to the common stock subscription receivable as of June 14, 2002, which has been reflected in stockholders’ equity in the accompanying consolidated balance sheets as of December 31, 2003 and 2002. The common stock subscription receivable was to be repaid by Bayer in 28 quarterly installments of $1.25 million, the first of which was received at closing on June 17, 2002. The difference between the value ascribed to the common stock subscription receivable and the installment payments received has been recorded as interest income in the accompanying consolidated statements of operations for the years ended December 31, 2003 and 2002.

The value of the Supply Agreement has been and is being amortized to cost of goods sold over the period in which its economic benefits are expected to be utilized which was initially anticipated to be over a three to five-year period. The Company has been amortizing the obligation associated with the In-Store Service Agreement to revenues over the seven-year life of the agreement, the period in which its obligations were originally expected to be fulfilled. However, in December 2002, the Company and Bayer amended the In-Store Service Agreement to reduce the scope of services provided by approximately 80%. As a result, the Company reduced its obligation under the In-Store Service Agreement accordingly and reclassified $3.6 million to additional paid-in capital to reflect the increase in value of the In-Store Service Agreement.

The In-Store Service Agreement provided the Company with the right to terminate and, effective after any such termination, the right to repurchase all of its common stock issued to Bayer at a price based on equations included in the Exchange Agreement. Under the terms of the Exchange Agreement, the Company was provided the right to offset Bayer’s payment obligations against the repurchase price. Upon exercise of such repurchase option, Bayer had and continues to have the right to terminate the Supply Agreement. Because Bayer is both a competitor and a supplier, the Company has continually reevaluated the value of its shareholder relationship with Bayer.

On October 22, 2003, the Company gave notice to Bayer regarding the termination of the In-Store Service Agreement, as amended. Upon termination, which became effective on December 21, 2003, the Company was relieved of its obligation to perform merchandising services for Bayer. Accordingly, the remaining liability of $0.7 million on the date of termination was fully written off and recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Based on the independent third party valuation as of June 14, 2002, the original transaction date, the Company assigned a fair value of $30.7 million to the transaction components recorded in connection with the common stock issued to Bayer. The following table presents the values of these components as of such date and as of December 31, 2003 and 2002:

	December 31,		June 14,
Description	2003	2002	2002
Common stock subscription receivable	$22,534	$25,761	$27,321
Supply Agreement	5,314	5,694	5,694
Repurchase option	2,636	2,636	2,636
In-Store Service Agreement	—	(893)	(4,931)

	$30,484	$33,198	$30,720

Following the termination of the In-Store Service Agreement, in December 2003, the Company gave notice to Bayer regarding its exercise of the option to repurchase all outstanding common stock previously issued to Bayer (see Note 26).

Note 5—Inventories

Inventories consist of the following:

	December 31,
	2003	2002
Raw materials	$34,619	$27,853
Finished goods	67,794	65,750
Allowance for obsolete and slow-moving inventory	(5,618)	(5,841)

Total inventories	$96,795	$87,762

Note 6—Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	December 31,
	2003	2002
Machinery and equipment	$39,024	$39,609
Office furniture, equipment and capitalized software	30,183	26,299
Transportation equipment	6,418	6,313
Leasehold improvements	3,157	9,512
Land and buildings	114	1,099
	78,896	82,832
Accumulated depreciation and amortization	(41,743)	(48,614)

Total equipment and leasehold improvements, net	$37,153	$34,218

During the first quarter of 2003, the Company recorded a write-off of leasehold improvements related to leased office space that was exited in 2003 and disposed of certain equipment related to a manufacturing facility previously closed during 2002 with an aggregate gross historical cost of $10.3 million. No gain or loss was recognized in connection with the write-off and disposal as the assets were fully depreciated.

For the years ended December 31, 2003, 2002 and 2001, depreciation expense was $7.4 million, $7.3 million and $4.7 million, respectively. As of December 31, 2003 and 2002, the cost of the aircraft held under capital lease was $5.3 million and related accumulated amortization was $4.4 million and $3.2 million, respectively.

Note 7—Goodwill and Intangible Assets

Goodwill and intangible assets consist of the following:

	Amortization Period in Years	December 31, 2003			December 31, 2002
		Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets:
Trade names	20-40	$61,548	$(2,958)	$58,590	$64,025	$(1,918)	$62,107
Customer relationships	5-10	31,196	(8,566)	22,630	—	—	—
Supply agreement	7	5,694	(380)	5,314	5,694	(894)	4,800
Other intangible assets	25	604	(266)	338	5,401	(52)	5,349

Total intangible assets		$99,042	$(12,170)	86,872	$75,120	$(2,864)	72,256

Goodwill				6,221			28,612

Total goodwill and intangible assets, net				$93,093			$100,868

On January 1, 2002, the Company adopted SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separately from goodwill. SFAS No. 142, among other things, eliminates the amortization of goodwill and indefinite-lived intangible assets and requires them to be tested for impairment at least annually. At adoption in 2002 and at December 31, 2003 and 2002, the Company performed an impairment analysis of its goodwill. No impairment charges resulted from these analyses. The Company has and will continue to test goodwill for impairment annually, in the fourth quarter of each year, or more frequently as warranted by events or changes in circumstances.

Intangible assets include trade names, customer relationships, a supply agreement and other intangible assets, which are valued at acquisition through independent appraisals, where material, or using other valuation methods. Intangible assets are amortized using the straight-line method over periods ranging from 5 to 40 years, or in the case of the supply agreement, over the period in which its economic benefits are expected to be utilized, initially anticipated to be a three to five-year period. The useful lives of intangible assets were not revised as a result of the adoption of SFAS No. 142.

During the year ended December 31, 2002, after giving effect to the purchase price reallocations described below, total goodwill in the amount of $1.1 million was recorded in connection with acquisitions. No amounts were recorded for goodwill during the year ended December 31, 2003. The following table presents the reclassifications and reallocations described, and changes in the carrying value of goodwill by segment, for the year ended December 31, 2003:

	Trade Names	Customer Relationships	Supply Agreement	Other Intangible Assets	Goodwill by Segment			Total
					Lawn & Garden	Household	Contract
Goodwill and intangible assets at December 31, 2001	$37,500	$—	$—	$—	$3,478	$2,079	$59	$43,116
Acquired during the year	26,525	—	5,694	5,401	17,668	4,417	911	60,616
Goodwill and intangible assets at December 31, 2002	64,025	—	5,694	5,401	21,146	6,496	970	103,732
Purchase price reallocation for Schultz	2,317	24,896	—	(4,797)	(15,021)	(3,970)	(783)	2,642
Purchase price reallocation for WPC Brands	(4,794)	6,300	—	—	(1,922)	(605)	(90)	(1,111)
Goodwill and intangible assets at December 31, 2003	61,548	31,196	5,694	604	$4,203	$1,921	$97	105,263

Accumulated amortization	(2,958)	(8,566)	(380)	(266)				(12,170)
Goodwill and intangible assets, net at December 31, 2003	$58,590	$22,630	$5,314	$338				$93,093

As prescribed by SFAS No. 142, prior period operating results were not restated. However, a reconciliation follows which reflects net income as reported by the Company and adjusted to reflect the impact of SFAS No. 142, as if it had been effective for the periods presented:

Year Ended December 31, 2001
Net income, as reported	$6,726
Amortization of goodwill, net of tax	46

Net income, as adjusted	$6,772

For the years ended December 31, 2003, 2002 and 2001, aggregate amortization expense related to intangible assets was $9.3 million, $2.9 million and $0.2 million, respectively. The following table presents estimated amortization expense for intangible assets during each of the next five years (see Note 26):

Year Ended December 31,	Amount
2004	$12,639
2005	12,537
2006	12,484
2007	6,329
2008	1,275

Note 8—Other Assets

Other assets consist of the following:

	December 31,
	2003	2002
Deferred financing fees	$23,841	$22,432
Accumulated amortization	(14,948)	(10,382)
Deferred financing fees, net	8,893	12,050
Other	1,004	975

Total other assets, net	$9,897	$13,025

In connection with its issuance of 9 7/8% Series C senior subordinated notes in March 2003 and subsequent registration of and exchange for 9 7/8% Series D senior subordinated notes in June and July 2003 (see Note 12), the Company recorded $2.2 million of deferred financing fees which are being amortized over the term of the notes through April 1, 2009. In connection with the repayment of a portion of its outstanding obligations under the Senior Credit Facility in March 2003, using proceeds from the issuance of such notes, the Company recorded a write-off of $1.3 million of previously deferred financing fees. In connection with the prepayments on Term Loan B of $23.3 million in June 2003 and $20.0 million in September 2003, the Company recorded a write-off of $0.5 million of previously deferred financing fees. Both of these charges were included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Note 9—Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2003	2002
Advertising and promotion	$9,605	$16,401
Facilities rationalization	—	1,563
Interest	6,219	3,777
Cash overdraft	—	1,506
Noncompete agreement	350	1,770
Preferred stock dividends	17,111	9,492
Salaries and benefits	3,644	4,357
Severance costs	201	869
Freight	1,152	441
Other	1,292	5,045

Total accrued expenses	$39,574	$45,221

Note 10—Charge for Facilities and Organizational Rationalization

During the fourth quarter of 2001, the Company recorded an $8.5 million charge related to facilities, product line and organizational rationalization, which primarily affected its Lawn and Garden segment results. The components of the charge included $2.7 million for obsolete inventory primarily related to the discontinuance of its Spectracide Pro® product line and damaged product from the warehouse consolidation and move, which was recorded in costs of goods sold, $2.1 million for severance costs associated with an early voluntary retirement program that was offered to 85 employees during December 2001, a $3.5 million charge during the fourth quarter of 2001 related to the warehouse consolidation project, primarily attributable to facility exit costs and resultant duplicate rent payments in 2002 and $0.2 million was recorded in selling, general and administrative expenses. Cash flows from operating activities affected by this charge were $1.9 million, $3.5 million and $3.1 million during the years ended December 31, 2003, 2002 and 2001, respectively.

The following table presents amounts charged against the facilities and organizational rationalization accrual:

	Facilities Rationalization	Severance Costs	Total Costs
Balance at January 1, 2001	$—	$—	$—
Provision charged to accrual	3,500	2,050	5,550
Charges against the accrual	—	(392)	(392)
Balance at December 31, 2001	3,500	1,658	5,158
Charges against the accrual	(1,937)	(1,279)	(3,216)
Balance at December 31, 2002	1,563	379	1,942
Charges against the accrual	(1,403)	(379)	(1,782)
Reversal of the accrual	(160)	—	(160)
Balance at December 31, 2003	$—	$—	$—

During the year ended December 31, 2003, the Company recorded $1.8 million against the accrual which represented final costs to complete the facilities and organizational rationalization plan. Upon completion of the plan, approximately $0.2 million in unnecessary costs remained in the accrual which were fully reversed and recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Note 11—Dursban Related Expenses

During the year ended December 31, 2000, the U.S. Environmental Protection Agency (EPA) and manufacturers of the active ingredient Dursban entered into a voluntary agreement that provided for withdrawal of virtually all residential uses of Dursban. Formulation of Dursban products intended for residential use ceased by December 1, 2000 and formulators discontinued the sale of such products to retailers after February 1, 2001. Retailers were not allowed to sell Dursban products after December 31, 2001. Accordingly, a charge of $8.0 million was recorded in September 2000 for costs associated with this agreement, including customer markdowns, inventory write-offs and related disposal costs, which primarily affected the Company’s Lawn and Garden segment results. All of the Company’s accrued costs associated with this agreement and additional amounts totaling under $0.1 million were incurred by December 31, 2002.

The following table presents amounts charged against the Dursban accrual:

	December 31,
	2002	2001
Balance at beginning of year	$82	$6,066
Charges against the accrual	(82)	(5,984)
Balance at end of year	$—	$82

Note 12—Long-Term Debt

Long-term debt, excluding capital lease obligations, consists of the following:

	December 31,
	2003	2002
Senior Credit Facility:
Term Loan A	$—	$28,250
Term Loan B	152,368	222,465
Revolving Credit Facility	—	—
Senior Subordinated Notes:
9 7/8% Series B Senior Subordinated Notes	3,100	150,000
9 7/8% Series D Senior Subordinated Notes, including unamortized premium of $1.1 million	232,985	—

Total long-term debt	388,453	400,715
Less current maturities	(796)	(9,222)

Total long-term debt, net of current maturities	$387,657	$391,493

Senior Credit Facility

The Senior Credit Facility, as amended as of March 14, 2003, was provided by Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Canadian Imperial Banc of Commerce and consists of (1) a $90.0 million revolving credit facility (the Revolving Credit Facility); (2) a $75.0 million term loan facility (Term Loan A); and (3) a $240.0 million term loan facility (Term Loan B). The Revolving Credit Facility and Term Loan A mature on January 20, 2005 and Term Loan B matures on January 20, 2006. The Revolving Credit Facility is subject to a clean-down period during which the aggregate amount outstanding under the Revolving Credit Facility shall not exceed $10.0 million for 30 consecutive days during the period between August 1 and November 30 in each calendar year. As of December 31, 2003 and 2002, the clean-down period had been completed and no amounts were outstanding under the Revolving Credit Facility. There were no compensating balance requirements during any of the periods presented herein.

On February 13, 2002, the Senior Credit Facility was amended to increase Term Loan B from $150.0 million to $180.0 million and provide additional liquidity and flexibility for capital expenditures subsequent to the acquisition of various fertilizer brands in December 2001. The Company incurred $1.1 million in fees related to the amendment which were recorded as deferred financing fees and are being amortized over the remaining term of the Senior Credit Facility. The amendment did not change any other existing covenants of the Senior Credit Facility.

On May 8, 2002, in connection with the Company’s merger with Schultz, the Senior Credit Facility was amended to increase Term Loan B from $180.0 million to $215.0 million, increase the Revolving Credit Facility from $80.0 million to $90.0 million and provide additional flexibility for capital expenditures. The Company incurred $2.2 million in fees related to the amendment which were recorded as deferred financing fees and are being amortized over the remaining term of the Senior Credit Facility. The amendment did not change any other existing covenants of the Senior Credit Facility.

On December 6, 2002, in connection with the Company’s acquisition of WPC Brands, the Senior Credit Facility was amended to increase Term Loan B from $215.0 million to $240.0 million and provide additional flexibility for capital expenditures. The Company incurred $1.1 million in fees related to the amendment which were recorded as deferred financing fees and are being amortized over the remaining term of the Senior Credit Facility. The amendment did not change any other existing covenants of the Senior Credit Facility.

On March 14, 2003, the Senior Credit Facility was amended to permit the offering of 9 7/8% Series C senior subordinated notes due 2009 (the Series C Notes) and 9 7/8% Series D senior subordinated notes due 2009 (the Series D Notes). The Company issued the Series C Notes in March 2003 and offered the Series D Notes in June and July 2003 in exchange for outstanding Series B Notes and Series C Notes. The amendment did not change any other existing covenants of the Senior Credit Facility.

The principal amount of Term Loan A was to be repaid in 24 consecutive quarterly installments commencing June 30, 1999 with a final installment due January 20, 2005. However, in connection with the issuance of the Series C Notes, as described below, the Company used a portion of the proceeds to repay the outstanding balance under Term Loan A. The principal amount of Term Loan B is to be repaid in 28 consecutive quarterly installments commencing June 30, 1999 with a final installment due January 20, 2006. The Company used a portion of the proceeds from the issuance of the Series C Notes to repay $25.9 million of the balance under Term Loan B.

The Senior Credit Facility agreement contains restrictive affirmative, negative and financial covenants. Affirmative and negative covenants place restrictions on, among other things, levels of investments, indebtedness, insurance, capital expenditures and dividend payments. The financial covenants require the maintenance of certain financial ratios at defined levels. As of and during the years ended December 31, 2003 and 2002, the Company was in compliance with all covenants. While the Company does not anticipate an event of non-compliance in the foreseeable future, such an event would require the Company to request a waiver or an amendment to the Senior Credit Facility. Amending the Senior Credit Facility could result in changes to the Company’s borrowing capacity or its effective interest rates. Under the terms of the Senior Credit Facility agreement, interest rates on the Revolving Credit Facility, Term Loan A and Term Loan B range from 1.50% to 4.00% above LIBOR, depending on certain financial ratios. LIBOR was 1.16% as of December 31, 2003 and 1.38% as of December 31, 2002. Unused commitments under the Revolving Credit Facility are subject to a 0.5% annual commitment fee. The interest rate of Term Loan A was 4.67% as of December 31, 2002. The interest rate of Term Loan B was 5.19% and 5.42% as of December 31, 2003 and 2002, respectively.

The Senior Credit Facility may be prepaid in whole or in part at any time without premium or penalty. During the year ended December 31, 2003, the Company made principal payments of $28.3 million to fully repay Term Loan A and $69.6 million on Term Loan B, which primarily represented optional principal prepayments. During the year ended December 31, 2002, the Company made principal payments of $11.0 million on Term Loan A and $2.0 million on Term Loan B, which included optional principal prepayments of $6.3 million on Term Loan A and $1.1 million on Term Loan B. In connection with the prepayments in 2003, the Company recorded write-offs totaling $1.8 million in previously deferred financing fees which are included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2003. The optional payments were made to remain several quarterly payments ahead of the regular payment schedule. According to the Senior Credit Facility agreement, each prepayment may be applied to the next principal repayment installments. The Company remains several principal payments ahead of schedule on Term Loan B and intends to pay a full year of principal installments in 2004 in accordance with the terms of the Senior Credit Facility.

The Senior Credit Facility is secured by substantially all of the properties and assets of the Company and its current and future domestic subsidiaries. The carrying amount of the Company’s obligations under the Senior Credit Facility approximates fair value because the interest rates are based on floating interest rates identified by reference to market rates.

In connection with the execution of the definitive agreement to acquire The Nu-Gro Corporation (Nu-Gro) and to finance the repurchase of the Company’s outstanding Series B Notes, the repurchase of its Class A nonvoting preferred stock and the repayment of accrued dividends thereon, the Company has obtained a commitment letter from Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets, Inc. and Citicorp North America, Inc. for the refinancing of its existing Senior Credit Facility (see Note 26).

Senior Subordinated Notes

In November 1999, the Company issued $150.0 million in aggregate principal amount of 9 7/8% Series B senior subordinated notes (the Series B Notes) due April 1, 2009. Interest accrues at a rate of 9 7/8% per annum, payable semi-annually on April 1 and October 1. As described in more detail below, as of December 31, 2003, $3.1 million of the Series B Notes were outstanding.

In March 2003, the Company issued $85.0 million in aggregate principal amount of 9 7/8% Series C Notes due April 1, 2009 in a private placement. Gross proceeds from the issuance were $86.3 million and included a premium of $1.275 million which is being amortized over the term of the Series C Notes using the effective interest method. Interest on the Series C Notes accrued at a rate of 9 7/8% per annum, payable semi-annually on April 1 and October 1. Net proceeds of $84.1 million were used to repay $30.0 million of the Revolving Credit Facility, fully repay $28.3 million outstanding under Term Loan A and repay $25.9 million outstanding under Term Loan B. The Series C Notes were issued with terms substantially similar to the Series B Notes. In connection with its issuance of the Series C Notes, the Company recorded $2.2 million of deferred financing fees which are being amortized over the term of the Series C Notes. As described in more detail below, as of December 31, 2003, there were no Series C Notes outstanding.

In May 2003, the Company registered $235.0 million in aggregate principal amount of 9 7/8% Series D Notes (collectively with the Series B Notes and Series C Notes, the Senior Subordinated Notes), with terms substantially similar to the Series B Notes and Series C Notes, with the U.S. Securities and Exchange Commission and offered to exchange the Series D Notes for up to 100% of the Series B Notes and Series C Notes. The exchange offering closed in July 2003, resulting in $85.0 million, or 100%, of the Series C Notes being exchanged and $146.9 million, or 98%, of the Series B Notes being exchanged. As of December 31, 2003, $3.1 million of the Series B Notes and $231.9 million of the Series D Notes were outstanding.

The Company’s indentures governing all of the outstanding Senior Subordinated Notes contain a number of significant covenants that could restrict the Company’s ability to:

•	incur more debt;

•	pay dividends or make other distributions;

•	issue stock of subsidiaries;

•	make investments;

•	repurchase stock;

•	create subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	merge or consolidate; and

•	transfer and sell assets.

The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument and could trigger acceleration of repayment under the applicable agreements. Any default under the Company’s indentures governing the Senior Subordinated Notes might adversely affect the Company’s growth, financial condition, results of operations and the ability to make payments on the Senior Subordinated Notes or meet other obligations. As of and during the years ended December 31, 2003 and 2002, the Company was in compliance with all covenants.

The fair value of the Senior Subordinated Notes was $243.2 million and $151.5 million as of December 31, 2003 and 2002, respectively, based on their quoted market price on such dates. In accordance with the indentures that govern them, the Senior Subordinated Notes are unconditionally and jointly and severally guaranteed by the Company’s wholly-owned subsidiaries (see Note 24).

Aggregate future principal payments of long-term debt, excluding unamortized premium and capital lease obligation, as of December 31, 2003 are as follows:

Year Ended December 31,	Amount
2004	$796
2005	75,985
2006	75,587
2007	—
2008	—
Thereafter	235,000
$387,368

Note 13—Commitments

The Company leases several of its operating facilities from Rex Realty, Inc., a company owned by certain of the Company’s stockholders and operated by a former executive and past member of the Board of Directors of the Company. The operating leases expire at various dates through December 31, 2010. The Company has options to terminate the leases on an annual basis by giving advance notice of at least one year. As of December 31, 2002, notice had been given on one such lease. The Company leases a portion of its operating facilities from the same company under a sublease agreement expiring on December 31, 2005 with minimum annual rentals of $0.7 million. The Company has two five-year options to renew this lease, beginning January 1, 2006. For the years ended December 31, 2003, 2002 and 2001, rent expense under these leases was $1.2 million, $2.3 million and $2.3 million, respectively.

The Company is obligated under additional operating leases for other operations and the use of warehouse space. The leases expire at various dates through January 31, 2015. Five of the leases provide for as many as five options to renew for five years each. For the years ended December 31, 2003, 2002 and 2001, aggregate rent expense under these leases was $7.2 million, $3.8 million and $5.1 million, respectively.

In March 2000, the Company entered into a capital lease agreement for $5.3 million for its aircraft. The Company is obligated to make monthly payments of $0.1 million, with a balloon payment of $3.2 million in February 2005. The Company has the option of purchasing the aircraft following the expiration of the lease agreement for a nominal amount.

The following table presents future minimum payments due under operating and capital leases as of December 31, 2003:

	Operating Leases
Year Ended December 31,	Affiliate	Other	Capital Lease	Total
2004	$1,216	$7,325	$552	$9,093
2005	1,234	7,246	3,191	11,671
2006	1,253	6,321	—	7,574
2007	1,271	5,053	—	6,324
2008	1,290	5,023	—	6,313
Thereafter	2,639	22,920	—	25,559

Total minimum lease payments	$8,903	$53,888	3,743	$66,534

Less amount representing interest			(253)

Present value of net minimum lease payments			$3,490

Note 14—Contingencies

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as standby letters of credit and indemnifications, which are not reflected in the accompanying consolidated balance sheets. As of December 31, 2003 and 2002, the Company had $2.7 million and $1.9 million, respectively, in standby letters of credit pledged as collateral to support the lease of its primary distribution facility in St. Louis, a U.S. customs bond, certain product purchases, various workers’ compensation obligations and transportation equipment. These agreements mature at various dates through November 2004 and may be renewed as circumstances warrant. Such financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In the Company’s past experience, no claims have been made against these financial instruments nor does management expect any losses to result from them. As a result, we determined such agreements do not have significant value and have not recorded any related amounts in the accompanying consolidated financial statements.

The Company is the lessee under a number of equipment and property leases, as previously described. It is common in such commercial lease agreements for the Company to agree to indemnify the lessor for the value of the property or equipment leased should it be damaged during the course of the Company’s operations. The Company expects that any losses that may occur with respect to the leased property would be covered by insurance, subject to deductible amounts. As a result, we determined such indemnifications do not have significant value and have not recorded any related amounts in the accompanying consolidated financial statements.

The Company has entered into certain commitments to purchase granular urea during its peak production season in 2004. See Note 16 for information regarding these commitments.

The Company is involved from time to time in routine legal matters and other claims incidental to its business. When it appears probable in management’s judgment that the Company will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the consolidated financial statements and charges are recorded to results of operations. Management believes that it is remote the resolution of such routine matters and other incidental claims, taking into account established reserves and insurance, will have a material adverse impact on the Company’s consolidated financial position, results of operations or liquidity.

Note 15—Stockholders’ Equity

During the second quarter of 2003, 90,000 stock options were exercised at a price of $2.00 per share (per share dollars not in thousands). In connection with this transaction, the related stockholder surrendered 9,569 shares each of Class A and Class B common stock to the Company, valued at less than $0.1 million in the aggregate based on the estimated fair value per share as determined by the Company’s Board of Directors on the date of surrender, to satisfy income tax withholding requirements. The Company recorded the transaction as treasury stock which is presented as a reduction of stockholders’ equity in the accompanying consolidated balance sheet as of December 31, 2003.

In connection with its merger with Schultz in May 2002, the Board of Directors adopted resolutions, which were approved by the Company’s stockholders, to amend the Company’s Certificate of Incorporation to increase the Company’s total authorized Class A voting common stock from 37,600,000 shares to 43,600,000 shares and increase the Company’s total authorized Class B nonvoting common stock from 37,600,000 shares to 43,600,000 shares. In addition, as part of the purchase of Schultz, the Company issued 600,000 shares of Class A voting common stock valued at $3.0 million and 600,000 shares of Class B nonvoting common stock valued at $3.0 million. In addition, to raise equity to partially fund the merger, the Company issued 1,690,000 shares of Class A voting common stock to UIC Holdings, L.L.C. for $8.5 million and 1,690,000 shares of Class B nonvoting common stock to UIC Holdings, L.L.C. for $8.5 million.

In connection with its transaction with Bayer in June 2002, the Company issued 3,072,000 shares of Class A voting common stock valued at $15.4 million and 3,072,000 shares of Class B nonvoting common stock valued at $15.4 million and recorded $0.4 million of related issuance costs. As further described in Note 4, the Company repurchased these shares in February 2004.

In connection with the Company’s December 2001 transaction with U.S. Fertilizer, the Board of Directors adopted resolutions, which were approved by the Company’s stockholders, to amend the Company’s Certificate of Incorporation to:

•	Authorize issuance of 22,600 shares of $0.01 par value Class A nonvoting preferred stock to UIC Holdings, L.L.C. for $1,000 per share, the fair value as determined by the Board of Directors using a multiple of cash flows method, for net cash proceeds of $22.0 million. Dividends accrue at 15% of liquidation value which equals $1,000 per share. Dividends, to the extent not paid on December 31 of each year, are cumulative. As of December 31, 2003 and 2002, 37,600 shares of preferred stock were outstanding and accrued dividends were $17.1 million and $9.5 million, respectively.

•	Increase the Company’s total authorized Class A voting common stock from 34,100,000 to 37,600,000 shares to accommodate the granting of stock purchase warrants to UIC Holdings, L.L.C., which received a 10-year warrant to purchase up to 3,150,000 shares of Class A voting common stock for $3.25 per share, the fair value as determined by the Board of Directors using a multiple of cash flows method. These stock purchase warrants were issued in conjunction with the preferred stock.

•	Increase the Company’s total authorized Class B nonvoting common stock from 34,100,000 to 37,600,000 shares to accommodate the granting of stock purchase warrants to UIC Holdings, L.L.C., which received a 10-year warrant to purchase up to 3,150,000 shares of Class B nonvoting common stock for $3.25 per share, the fair value as determined by the Board of Directors using a multiple of cash flows method. These stock purchase warrants were issued in conjunction with the preferred stock.

Of the 37,600 shares of preferred stock outstanding at December 31, 2003, 37,145 shares are held by UIC Holdings, L.L.C. which is owned by the Thomas H. Lee Equity Fund IV, L.P. which beneficially owned 84% of the Company’s outstanding common stock, as of December 31, 2003, and represents three of the Company’s seven members of the Board of Directors. The remaining outstanding shares of preferred stock are owned by current and former members of the Company’s management.

The Company valued the 6,300,000 warrants issued above at $1.35 per warrant using the Black-Scholes option pricing model at the date of grant. Accordingly, proceeds of $8.5 million received from the issuance of the preferred stock were allocated to the warrants.

Note 16—Accounting for Derivative Instruments and Hedging Activities

In the normal course of business, the Company is exposed to fluctuations in interest rates and raw materials prices. The Company has established policies and procedures that govern the management of these exposures through the use of derivative hedging instruments, including swap agreements. The Company’s objective in managing its exposure to such fluctuations is to decrease the volatility of earnings and cash flows associated with changes in interest rates and certain raw materials prices. To achieve this objective, the Company periodically enters into swap agreements with values that change in the opposite direction of anticipated cash flows. Derivative instruments related to forecasted transactions are considered to hedge future cash flows, and the effective portion of any gains or losses is included in accumulated other comprehensive income until earnings are affected by the variability of cash flows. Any remaining gain or loss is recognized currently in results of operations.

As of December 31, 2003, the Company had no outstanding derivative hedging instruments but had purchase agreements to effectively fix 29% of its 2004 urea purchases. The average contract price of the Company’s derivative hedging instruments as of December 31, 2002, intended to fix the price of forecasted urea prices through April 2003, was approximately $135 per ton. The average purchase price of the Company’s purchase agreements as of December 31, 2003 and 2002 was approximately $185 and $130 per ton, respectively. While management expects these agreements to manage the Company’s exposure to such price fluctuations, no assurance can be provided that the agreements will be effective in fully mitigating exposure to these risks, nor can assurance be provided that the Company will be successful in passing on pricing increases to its customers.

The Company formally documents, designates and assesses the effectiveness of any transactions that receive hedge accounting treatment. The cash flows of derivative hedging instruments the Company enters into are generally expected to be highly effective in achieving offsetting cash flows attributable to fluctuations in the cash flows of the hedged risk. Changes in the fair value of agreements designated as derivative hedging instruments are reported as either an asset or liability in the accompanying consolidated balance sheets with the associated unrealized gains or losses reflected in accumulated other comprehensive income. As of December 31, 2002, an unrealized loss of less than $0.1 million, related to derivative instruments designated as cash flow hedges was recorded in accumulated other comprehensive income. Although derivative hedging instruments were used throughout the year, no such instruments were outstanding as of December 31, 2003. Such instruments at December 31, 2002 represented hedges on forecasted purchases of raw materials during the first half of 2003 and matured by May 2003. The amounts recorded in accumulated other comprehensive income were subsequently reclassified into cost of goods sold in the same period in which the underlying hedged transactions affected earnings. No unrealized gains or losses were recorded in accumulated other comprehensive income as of December 31, 2003. However, during the year ended December 31, 2003, $1.4 million of net gains on derivative hedging instruments for raw materials purchases were reclassified into cost of goods sold in the same period in which the underlying hedged transactions affected earnings. No such amounts were recorded for raw materials purchases during the year ended December 31, 2002.

If it becomes probable that a forecasted transaction will not occur, any gains or losses in accumulated other comprehensive income will be recognized in results of operations. The Company has not incurred any gains or losses for hedge ineffectiveness or due to excluding a portion of the value from measuring effectiveness. The Company has not generally entered into derivatives or other hedging arrangements for trading or speculative purposes but may consider doing so in the future if strategic circumstances warrant and its bank covenants and bond indentures permit such transactions.

The following table summarizes the Company’s derivative hedging instruments and related unrealized gain (loss) as of December 31, 2002 only, as no such instruments were outstanding as of December 31, 2003 (amounts not in thousands):

Number of Contracts	Maturity Date	Notional Amount in Tons	Weighed Average Contract Price	Contract Value Upon Effective Contract Date	Contract Value at December 31, 2002	Unrealized Gain (Loss) at December 31, 2002
3	January 30, 2003	14,500	$133.00	$1,928,500	$1,916,465	$(12,035)
3	February 28, 2003	15,000	135.00	2,025,000	2,010,000	(15,000)
2	March 28, 2003	10,000	135.50	1,355,000	1,353,300	(1,700)
1	April 24, 2003	5,000	137.00	685,000	681,650	(3,350)
9		44,500		$5,993,500	$5,961,415	$(32,085)

The following table summarizes the Company’s purchase commitments of granular urea as of December 31, 2003 (amounts not in thousands):

Number of Commitments	Expected Purchase Month	Commitment Amount in Tons	Weighted Average Purchase Price	Value of Purchase Commitment on Commitment Date
6	January 2004	13,477	$187.98	$2,533,406
7	February 2004	5,300	182.83	968,999
7	March 2004	5,000	183.00	915,000
6	April 2004	2,900	185.17	536,993
26		26,677		$4,954,398

The following table summarizes the Company’s purchase commitments of granular urea as of December 31, 2002 (amounts not in thousands):

Number of Commitments	Expected Purchase Month	Commitment Amount in Tons	Weighted Average Purchase Price	Value of Purchase Commitment on Commitment Date
3	January 2003	18,750	$126.93	$2,380,000
2	February 2003	18,500	128.20	2,472,500
5		37,250		$4,852,500

In April 2001, the Company entered into two interest rate swaps that fixed the interest rate as of April 30, 2001 for $75.0 million in variable rate debt under its Senior Credit Facility. The interest rate swaps settled on April 30, 2002 and a derivative hedging loss of $0.5 million was reclassified from accumulated other comprehensive income into interest expense.

Note 17—Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2003 and 2002 using available market information or other appropriate valuation methods. Considerable judgment, however, is required in interpreting data to develop estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

The carrying amounts of cash, accounts receivable, accounts payable and other current assets and liabilities approximate fair value because of the short maturity of such instruments. The Company’s Senior Credit Facility bears interest at current market rates and, thus, carrying value approximates fair value as of December 31, 2003 and 2002. The Company is exposed to interest rate volatility with respect to the variable interest rates of the Senior Credit Facility. The estimated fair values of the Company’s Senior Subordinated Notes of $243.2 million and $151.5 million, respectively, as of December 31, 2003 and 2002 are based on quoted market prices.

Note 18—Segment Information

During the third quarter of 2002, the Company began reporting its operating results using three reportable segments: Lawn and Garden, Household and Contract. Segments were established primarily by product type which represents the basis upon which management, including the Chief Executive Officer who is the chief operating decision maker of the Company, reviews and assesses the Company’s financial performance. The Lawn and Garden segment primarily consists of dry, granular lawn fertilizers, lawn fertilizer combination and lawn control products, herbicides, water-soluble and controlled-release garden and indoor plant foods, plant care products, potting soils and other growing media products and insecticide products. Products are marketed to mass merchandisers, home improvement centers, hardware, grocery and drug chains, nurseries and garden centers. This segment includes, among others, the Company’s Spectracide, Garden Safe, Schultz, Vigoro, Sta-Green, Real-Kill and No-Pest brands.

The Household segment represents household insecticides and insect repellents that allow consumers to repel insects and maintain a pest-free household. The Household segment includes the Company’s Hot Shot, Cutter and Repel brands, as well as a number of private label and other products.

The Contract segment includes a variety of compounds and chemicals, such as cleaning solutions and other consumer products.

The following table presents selected financial segment information in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” for the years ended December 31, 2003, 2002 and 2001. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2, as applicable. The segment financial information presented includes comparative periods prepared on a basis consistent with the current year presentation.

	Year Ended December 31,
	2003	2002	2001
Net sales:
Lawn and Garden	$393,263	$352,269	$169,267
Household	132,285	108,752	101,186
Contract	10,598	18,969	2,891

Total net sales	536,146	479,990	273,344

Operating costs and expenses:
Cost of goods sold	328,238	305,644	148,371
Selling, general and administrative expenses	139,042	113,162	74,689
Facilities and organizational rationalization	—	—	5,550

Total operating costs and expenses	467,280	418,806	228,610

Operating income (loss) by segment:
Lawn and Garden	38,461	38,064	24,637
Household	30,538	23,159	20,280
Contract	(133)	(39)	(183)

Total operating income	68,866	61,184	44,734

Interest expense	38,237	33,811	35,841
Interest income	2,024	1,401	—

Income before income tax expense (benefit)	32,653	28,774	8,893
Income tax expense (benefit)	(82,851)	3,438	2,167

Net income	$115,504	$25,336	$6,726

Operating margin:
Lawn and Garden	9.8%	10.8%	14.6%
Household	23.1%	21.3%	20.0%
Contract	-1.3%	-0.2%	-6.3%
Total operating margin	12.8%	12.7%	16.4%

Operating income represents earnings before interest expense, interest income and income tax expense (benefit). Operating income is the measure of profitability used by management to assess the Company’s financial performance. Operating margin represents operating income as a percentage of net sales.

The majority of the Company’s sales are conducted with customers in the United States. The Company’s international sales comprise less than 2% of total annual net sales. In addition, no single item comprises more than 10% of the Company’s net sales. For the years ended December 31, 2003, 2002 and 2001, the Company’s three largest customers were responsible for 71%, 74% and 64% of net sales, respectively. As of December 31, 2003 and 2002, these three customers were responsible for 53% and 62% of accounts receivable, respectively.

As the Company’s assets support production across all segments, they are managed on an entity-wide basis at the corporate level and are not recorded or analyzed by segment. Substantially all of the Company’s assets are located in the United States.

Note 19—Stock-Based Compensation

The Company grants stock options to eligible employees, officers and directors pursuant to the 2001 Stock Option Plan, as amended (the Plan), which is administered by the Compensation Committee of the Company’s Board of Directors. The Plan provides for an aggregate of 5,931,332 shares of the Company’s common stock that may be issued in the form of Class A voting common stock, Class B nonvoting common stock or a combination thereof. The options to purchase shares of common stock have a maximum life of ten years and are subject to time and performance-based vesting schedules which generally range from two to ten years. If certain performance targets are met, the maximum vesting period could be shortened to four years. Options are generally granted with an exercise price equal to or greater than the estimated fair value of the Company’s common stock on the grant date and expire ten years thereafter. After termination of employment, unvested options are forfeited immediately, within thirty days or within one year, as provided under the Plan.

On May 20, 2003, the Board of Directors adopted a resolution to provide for an additional 131,332 shares of common stock that may be issued, bringing the total number of shares available for issuance under the Plan to 5,931,332 shares.

The following table presents a summary of activity for options of the Plan (amounts not in thousands):

	Year Ended December 31,
	2003		2002
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	5,760,000	$2.75	5,036,000	$2.39
Granted	198,000	5.00	939,000	4.56
Exercised	(90,000)	2.00	—	—
Forfeited	(72,918)	3.43	(215,000)	2.09
Options outstanding, end of year	5,795,082	$2.83	5,760,000	$2.75

Weighted average remaining contractual life (years)	7.44		8.35

Options exercisable, end of year	3,650,691	$2.78	1,556,032	$2.54

Weighted average fair value of options granted	$1.52		$1.40

The following table presents information about stock options outstanding and exercisable under the Plan as of December 31, 2003 (amounts not in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$2.00 to $3.25	4,511,750	7.21	$2.26	2,991,636	7.26	$2.34
$4.00 to $5.00	1,283,332	8.22	4.84	659,055	7.95	4.77

	5,795,082	7.44	2.83	3,650,691	7.44	2.78

As of December 31, 2003, 136,250 shares were available for future grants and 3,650,691 shares were vested and exercisable under the Plan.

SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the Company determined stock-based compensation expense using the fair value method, as presented in Note 2. The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions for the years ended December 31, 2003 and 2002: expected volatility of zero, risk-free interest rate of 3.61% and 4.61%, respectively, dividend yield of zero and an expected life of ten years. The Company’s employee stock options have characteristics different than those of traded options and changes in the input assumptions can materially affect the estimate of fair value. In addition, pro forma amounts are presented for disclosure purposes only and may not be representative of pro forma net income which may be obtained in the future. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the related vesting periods.

Note 20—Employee Benefit Plans

The Company has a 401(k) savings plan for substantially all of its employees with six months or more of continuous service. The 401(k) plan allows participants to defer a portion of eligible compensation on a tax-deferred basis. Under provisions of the 401(k) plan, the Company matches 50% of each employee’s contributions up to 6% of gross earnings. The matching amount increases to 75% of such employee’s contributions up to 6% of gross earnings after ten years of service. For the years ended December 31, 2003, 2002 and 2001, the matching contribution amounted to $1.0 million, $0.7 million and $0.6 million, respectively.

The Company also sponsors two deferred compensation plans for certain members of its senior management team. The plans are administered by the Compensation Committee of the Board of Directors. The plans provide for the establishment of grantor trusts for the purpose of accumulating funds to purchase shares of the Company’s common stock for the benefit of the plan participants. One plan allows participants to contribute an unlimited amount of earnings to the plan while the other provides for contributions of up to 20% of a participant’s annual bonus. The Company does not provide matching contributions to these plans and has the right, under certain circumstances, to repurchase shares held in the grantor trusts. As of December 31, 2003 and 2002, the value of common stock held in the grantor trusts was $2.8 million and $2.7 million, respectively.

Note 21—  Income Taxes

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2003	2002	2001
Current:
Federal	$216	$—	$—
State and local	998	383	165
Total current	1,214	383	165

Deferred:
Federal	18,132	9,252	3,426
State and local	1,940	1,938	225
Valuation allowance reduction	(104,137)	(8,135)	(1,649)

Total deferred	(84,065)	3,055	2,002

Total income tax expense (benefit)	$(82,851)	$3,438	$2,167

The following table presents a reconciliation of income tax expense using the statutory rate of 35% and income tax expense (benefit):

	Year Ended December 31,
	2003	2002	2001
Statutory tax expense	$11,429	$10,071	$3,113
Tax effect of:
Valuation allowance reduction	(104,137)	(8,135)	(1,649)
Non-deductible intangible asset amortization	2,925	—	—
State and local taxes, net of federal tax benefit	1,909	845	641
Gain on sale of assets	678	—	—
Nondeductible expenses and other	4,345	657	62

Total income tax expense (benefit)	$(82,851)	$3,438	$2,167

The following table presents the components of the net deferred tax asset:

	December 31,
	2003	2002
Deferred tax assets:
Goodwill	$151,705	$172,355
Net operating loss carryforwards	35,762	35,920
Co-op advertising	3,747	3,566
Inventories	2,135	1,547
Deferred compensation	1,082	1,026
Facilities and organizational rationalization	—	511
Other, net	2,574	2,675

Gross deferred tax assets	197,005	217,600

Valuation allowance	—	(104,137)

Total deferred tax assets	197,005	113,463

Deferred tax liabilities:
Equipment and leasehold improvements	(2,216)	(3,013)
Other, net	(10)	—

Total deferred tax liabilities	(2,226)	(3,013)

Net deferred tax asset	$194,779	$110,450

The temporary difference for goodwill represents the step-up in tax basis due to the Company’s recapitalization in 1999 while maintaining historical basis for financial reporting purposes. This benefit is available to be utilized through 2014.

Based on historical levels of income and the length of time required to utilize its deferred tax assets, the Company originally established a 50% valuation allowance against the tax deductible goodwill deduction that was created in 1999 in connection with the recapitalization of the Company and for certain net operating loss carryforwards that were generated in 1999 through 2003. The valuation allowance was based on management’s estimates of future taxable income by jurisdiction in which the deferred tax assets were expected to be recoverable. During the fourth quarter of 2003, the Company determined that it was more likely than not that it would fully utilize its deferred tax assets and that it was no longer necessary to maintain a valuation allowance. Accordingly, the Company recorded a full reversal of the valuation allowance of $104.1 million, which is included in the accompanying consolidated statement of operations for the year ended December 31, 2003.

The valuation allowance was $104.1 million as of December 31, 2002. For the years ended December 31, 2003, 2002 and 2001, the valuation allowance was reduced by $104.1 million, $8.1 million and $1.6 million, respectively. In addition, as of December 31, 2003, the Company had a net operating loss carryforwards of $94.1 million. If not utilized, the net operating loss carryforwards will begin to expire in 2019.

The following table presents the current and non-current components of the net deferred tax asset:

	December 31,
	2003	2002
Current (prepaid expenses and other current assets)	$8,217	$5,309
Non-current	186,562	105,141

	$194,779	$110,450

Note 22—Unaudited Quarterly Financial Information

The table below presents selected historical quarterly financial information for the Company. This information is derived from unaudited quarterly financial statements of the Company and includes, in the opinion of management, only normal and recurring adjustments that the Company considers necessary for a fair presentation of the results for such periods.

Restatement

The Company had initially reflected the guidance outlined in EITF 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” (see Note 3) as of the date the Company finalized the allocation of the purchase price, in the first quarter of 2003, and began amortizing the customer relationship intangible asset over its remaining useful life. In March 2004, the Company determined that the effect of the application of EITF 02-17 should have been applied from the date of acquisition and, as such should have resulted in a $2.4 million noncash charge for the additional amortization related to the final valuation of the $24.6 million customer relationship intangible asset. Accordingly, the Company has restated the March 31, 2003 quarterly financial information to include the noncash adjustment, which has increased first quarter 2003 selling, general and administrative expenses by $2.4 million and decreased income before income tax expense and net income by $2.4 million, as the intangible assets are not deductible for tax purposes.

	Year Ended December 31, 2003
	As Restated First(1)	Second	Third	Fourth
Net sales	$178,812	$206,003	$104,019	$47,312
Gross profit	70,057	82,206	39,269	16,376
Operating income (loss)	28,658	44,301	7,074	(11,167)
Net income (loss)	11,053	21,361	(833)	83,923

(1)	Operating income and net income as originally reported of $31,058 and $13,453, respectively, were higher than the respective restated first quarter amounts of $28,658 and $11,053 due to the additional amortization expense described above.

	Year Ended December 31, 2002
	First	Second	Third	Fourth
Net sales	$136,391	$195,136	$100,677	$47,786
Gross profit	49,228	72,825	35,468	16,825
Operating income (loss)	21,989	40,488	7,901	(9,194)
Net income (loss)	10,162	26,420	417	(11,663)

Due to the seasonal nature of the Company’s business, net sales in the first and second quarters typically exceed net sales in the third and fourth quarters.

Note 23—Related Party Transactions

Professional	Services Agreement

The Company has a professional services agreement with THL Equity Advisors IV, L.L.C. and Thomas H. Lee Capital, L.L.C., both affiliates of the Thomas H. Lee Partners, L.P., which indirectly owns UIC Holdings, L.L.C., the majority owner of the Company. The professional services agreement has a term of three years, beginning January 20, 1999, and automatically extends for successive one-year periods thereafter, unless either party gives thirty days notice prior to the end of the term. Under the terms of the agreement, THL Equity Advisors IV, L.L.C. receives $62.5 thousand per month for management and other consulting services provided to the Company and reimbursement of any related out-of-pocket expenses. During each of the years in the three-year period ended December 31, 2003, the Company paid $0.75 million under this agreement, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Stockholders	Agreement

The Company has entered into a stockholders agreement with UIC Holdings, L.L.C. and certain other stockholders. Under the agreement, the Class A common stockholders are required to vote their shares of common stock for any sale or reorganization that has been approved by the Board of Directors or a majority of the stockholders. The stockholders agreement also grants the stockholders the right to effect the registration of their common stock for sale to the public, subject to certain conditions and limitations. If the Company elects to register any of its securities under the Securities Act of 1933, as amended, the stockholders are entitled to notice of such registration, subject to certain conditions and limitations. Under the stockholders agreement, the Company is responsible to pay costs of the registration effected on behalf of the stockholders, other than underwriting discounts and commissions.

Recapitalization	Agreement

The recapitalization agreement with UIC Holdings, L.L.C., which the Company entered into in connection with its recapitalization in 1999, contains customary provisions, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the recapitalization closing date and various closing conditions, including the continued accuracy of the representations and warranties. In general, these representations and warranties expired by April 15, 2000. However, representations and warranties with respect to tax matters will survive until thirty days after the expiration of the applicable statute of limitations; representations with respect to environmental matters expired December 31, 2003. Representations and warranties with respect to ownership of stock do not expire. The total consideration paid to redeem the Company’s common stock is subject to adjustments based on the excess taxes of previous stockholders arising from the Company’s Section 338(h)(10) election under the IRS tax code.

Pursuant to the recapitalization agreement, and in consideration of payments received thereunder, certain former executives agreed that for a period ending on the fourth anniversary of the recapitalization closing date not to own, control, participate or engage in any line of business in which the Company is actively engaged or any line of business competitive with it anywhere in the United States and any other country in which it conducts business at the date of recapitalization closing. In addition, each of these former executives has agreed that for a period ending on the fourth anniversary of the recapitalization closing date not to contact, approach or solicit for the purpose of offering employment to or hiring any person employed by the Company during the four-year period.

Pursuant to the recapitalization, the Company redeemed a portion of its common stock held by certain stockholders and UIC Holdings, L.L.C. which were purchased by certain members of senior management. In the recapitalization, certain executives collectively received an aggregate of $4.0 million in cash. In addition, $2.7 million was used to purchase 540,000 shares of common stock through grantor trusts for the benefit of said executives, which is reflected as a reduction of stockholders’ equity in the accompanying consolidated balance sheets.

Loans	to Chief Executive Officer

On September 28, 2001, the Company entered into a loan agreement with Robert L. Caulk, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company, for $400,000 which matures on September 28, 2006 (the 2001 Loan). On March 8, 2002, the Company entered into a loan agreement with Mr. Caulk for $51,685 which matures on March 8, 2007 (the 2002 Loan). The purpose of both loans was to allow Mr. Caulk to purchase shares of the Company’s common and preferred stock. Each loan bears interest at LIBOR on its effective date which is subsequently adjusted on each loan’s respective anniversary date. The interest rate in effect for the 2002 Loan was 1.18% and 1.96% as of December 31, 2003 and 2002, respectively. The interest rate in effect for the 2001 Loan was 1.08% and 1.81% as of December 31, 2003 and 2002, respectively. Interest on both loans is payable annually, based on outstanding accrued amounts on December 31 of each year. Principal payments on both loans are based on 25% of the gross amount of each annual bonus awarded to Mr. Caulk and are immediately payable, except that principal payments on the 2002 Loan are immediately payable only if all amounts due under the 2001 Loan are fully paid. Any unpaid principal and interest on both loans is due upon maturity. The outstanding principal balance for the 2001 Loan was $274,000 and $352,000 as of December 31, 2003 and 2002, respectively. The outstanding principal balance of the 2002 Loan was $51,685 as of December 31, 2003 and 2002. The loans are reflected as a reduction of stockholders’ equity in the accompanying consolidated balance sheets.

Leases	With Stockholders and Former Executive and Member of the Board of Directors

As described in more detail in Note 13, the Company leases several of its operating facilities from Rex Realty, Inc., a company that is owned by stockholders who own, in the aggregate, approximately 5% of the Company’s common stock and is operated by a former executive and past member of the Board of Directors.

Equity	Transactions With UIC Holdings, L.L.C.

As described in more detail in Note 15, during the years ended December 31, 2002 and 2001, the Company issued common and preferred stock and stock purchase warrants to UIC Holdings, L.L.C. In connection with the Schultz merger in May 2002, the Company issued 1,690,000 shares each of Class A voting and Class B nonvoting common stock to UIC Holdings, L.L.C. for $16.9 million. In connection with the U.S. Fertilizer transaction in December 2001, the Company issued 22,600 shares of $0.01 par value Class A nonvoting preferred stock to UIC Holdings, L.L.C. for $1,000 per share, the fair value as determined by the Board of Directors using a multiple of cash flows method, for net cash proceeds of $22.0 million and a 10-year warrant to purchase up to 3,150,000 shares each of the Company’s Class A voting and Class B nonvoting common stock for $3.25 per share, the fair value of the Company’s common stock at the time the warrants were issued as determined by the Board of Directors using a multiple of cash flows method. In November 2000, the Company issued 15,000 shares of $0.01 par value Class A nonvoting preferred stock to UIC Holdings, L.L.C. for $1,000 per share, the fair value as determined by the Board of Directors using a multiple of cash flows method, for net cash proceeds of $15.0 million and a 10-year warrant to purchase up to 1,600,000 shares each of the Company’s Class A voting and Class B nonvoting common stock for $2.00 per share, the fair value of the Company’s common stock at the time the warrants were issued as determined by the Board of Directors using a multiple of cash flows method.

Note 24—Financial Information for Subsidiary Guarantors

The Company’s Senior Subordinated Notes are unconditionally and jointly and severally guaranteed by all of the Company’s existing subsidiaries. The Company’s subsidiaries are 100% owned by the Company. The consolidating financial information below is presented as of and for the years ended December 31, 2003 and 2002 and has been prepared in accordance with the requirements for presentation of such information. No consolidating financial information has been presented for 2001 as all of the Company’s existing subsidiaries were formed in 2002. The Company believes that separate financial statements concerning each guarantor subsidiary would not be material to investors and that the information presented herein provides sufficient detail to determine the nature of the aggregate financial position, results of operations and cash flows of the guarantor subsidiaries.

The Company’s investment in subsidiaries is accounted for using the equity method of accounting. Earnings of the subsidiaries are reflected in the respective investment accounts of the parent company accordingly. The investments in subsidiaries and all intercompany balances and transactions have been eliminated. Various assumptions and estimates were used to establish the financial statements of such subsidiaries for the information presented herein.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF DECEMBER 31, 2003

	Parent	Subsidiary Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$11,132	$281	$—	$11,413
Accounts receivable, net	25,548	4,342	—	29,890
Inventories	56,677	40,118	—	96,795
Prepaid expenses and other current assets	14,989	152	—	15,141

Total current assets	108,346	44,893	—	153,239

Equipment and leasehold improvements, net	32,641	4,512	—	37,153
Investment in subsidiaries	18,950	—	(18,950)	—
Intercompany assets	82,982	10,768	(93,750)	—
Deferred tax asset	186,542	20	—	186,562
Goodwill	—	6,221	—	6,221
Intangible assets, net	46,554	40,318	—	86,872
Other assets, net	5,059	4,838	—	9,897

Total assets	$481,074	$111,570	$(112,700)	$479,944

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and capital lease obligation	$1,349	$—	$—	$1,349
Accounts payable	23,024	6,750	—	29,774
Accrued expenses	36,686	2,888	—	39,574

Total current liabilities	61,059	9,638	—	70,697

Long-term debt, net of current maturities	387,657	—	—	387,657
Capital lease obligation, net of current maturities	3,191	—	—	3,191
Other liabilities	3,256	—	—	3,256
Intercompany liabilities	10,768	82,982	(93,750)	—

Total liabilities	465,931	92,620	(93,750)	464,801

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock	—	—	—	—
Common stock	665	—	—	665
Treasury stock	(96)	—	—	(96)
Warrants and options	11,745	—	—	11,745
Investment from parent	—	27,925	(27,925)	—
Additional paid-in capital	210,908	—	—	210,908
Accumulated deficit	(179,738)	(8,975)	8,975	(179,738)
Common stock subscription receivable	(22,534)	—	—	(22,534)
Common stock repurchase option	(2,636)	—	—	(2,636)
Common stock held in grantor trusts	(2,847)	—	—	(2,847)
Loans to executive officer	(324)	—	—	(324)

Total stockholders’ equity (deficit)	15,143	18,950	(18,950)	15,143

Total liabilities and stockholders’ equity (deficit)	$481,074	$111,570	$(112,700)	$479,944

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF DECEMBER 31, 2002

	Parent	Subsidiary Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$10,191	$127	$—	$10,318
Accounts receivable, net	18,492	4,829	—	23,321
Inventories	47,678	40,084	—	87,762
Prepaid expenses and other current assets	9,544	1,806	—	11,350

Total current assets	85,905	46,846	—	132,751

Equipment and leasehold improvements, net	26,510	7,708	—	34,218
Investment in subsidiaries	22,777	—	(22,777)	—
Intercompany assets	63,643	—	(63,643)	—
Deferred tax asset	104,357	784	—	105,141
Goodwill	—	28,612	—	28,612
Intangible assets, net	47,678	24,578	—	72,256
Other assets, net	11,830	1,195	—	13,025

Total assets	$362,700	$109,723	$(86,420)	$386,003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and capital lease obligation	$9,665	$—	$—	$9,665
Accounts payable	11,330	15,733	—	27,063
Accrued expenses	39,345	5,876	—	45,221

Total current liabilities	60,340	21,609	—	81,949

Long-term debt, net of current maturities	391,493	—	—	391,493
Capital lease obligation, net of current maturities	3,778	—	—	3,778
Other liabilities	3,325	1,694	—	5,019
Intercompany liabilities	—	63,643	(63,643)	—

Total liabilities	458,936	86,946	(63,643)	482,239

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock	—	—	—	—
Common stock	664	—	—	664
Warrants and options	11,745	—	—	11,745
Investment from parent	—	24,317	(24,317)	—
Additional paid-in capital	210,480	—	—	210,480
Accumulated deficit	(287,592)	(1,540)	1,540	(287,592)
Common stock subscription receivable	(25,761)	—	—	(25,761)
Common stock repurchase option	(2,636)	—	—	(2,636)
Common stock held in grantor trust	(2,700)	—	—	(2,700)
Loans to executive officer	(404)	—	—	(404)
Accumulated other comprehensive income	(32)	—	—	(32)

Total stockholders’ equity (deficit)	(96,236)	22,777	(22,777)	(96,236)

Total liabilities and stockholders’ equity (deficit)	$362,700	$109,723	$(86,420)	$386,003

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Parent	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$442,147	$193,275	$(99,276)	$536,146
Operating costs and expenses:
Cost of goods sold	256,675	169,275	(97,712)	328,238
Selling, general and administrative expenses	104,758	35,848	(1,564)	139,042
Equity (income) loss in subsidiaries	7,436	—	(7,436)	—

Total operating costs and expenses	368,869	205,123	(106,712)	467,280

Operating income (loss)	73,278	(11,848)	7,436	68,866
Interest expense	37,667	570	—	38,237
Interest income	2,024	—	—	2,024

Income (loss) before income tax expense (benefit)	37,635	(12,418)	7,436	32,653
Income tax benefit	(77,869)	(4,982)	—	(82,851)

Net income (loss)	$115,504	$(7,436)	$7,436	$115,504

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
	Parent	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$435,001	$54,716	$(9,727)	$479,990
Operating costs and expenses:
Cost of goods sold	265,928	46,514	(6,798)	305,644
Selling, general and administrative expenses	105,964	10,127	(2,929)	113,162
Equity (income) loss in subsidiaries	1,540	—	(1,540)	—

Total operating costs and expenses	373,432	56,641	(11,267)	418,806

Operating income (loss)	61,569	(1,925)	1,540	61,184
Interest expense	33,804	7	—	33,811
Interest income	1,401	—	—	1,401

Income (loss) before income tax expense (benefit)	29,166	(1,932)	1,540	28,774
Income tax expense (benefit)	3,830	(392)	—	3,438

Net income (loss)	$25,336	$(1,540)	$1,540	$25,336

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Parent	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$115,504	$(7,436)	$7,436	$115,504
Adjustments to reconcile net income (loss) to net cash flows from (used in) operating activities:
Depreciation and amortization	5,676	10,969	—	16,645
Amortization and write-off of deferred financing fees	5,358	—	—	5,358
Deferred income tax expense (benefit)	(84,829)	764	—	(84,065)
Equity (income) loss in subsidiaries	7,436	—	(7,436)	—
Changes in operating assets and liabilities, net of effects from disposition:
Accounts receivable	89,367	487	(99,276)	(9,421)
Inventories	(108,632)	(34)	97,712	(10,954)
Prepaid expenses	(2,813)	1,654	—	(1,159)
Other assets	(3,517)	3,010	—	(507)
Accounts payable	12,074	(8,983)	—	3,091
Accrued expenses	(9,865)	(2,996)	—	(12,861)
Facilities and organizational rationalization costs	(1,942)	—	—	(1,942)
Other operating activities, net	(6,252)	2,264	1,564	(2,424)

Net cash flows from (used in) operating activities	17,566	(301)	—	17,265

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(11,674)	—	—	(11,674)
Proceeds from sale of WPC non-core product lines	4,204	—	—	4,204
Net cash flows used in investing activities	(7,470)	—	—	(7,470)
Cash flows from financing activities:
Proceeds from issuance of senior subordinated notes	86,275	—	—	86,275
Proceeds from borrowings on revolver	40,000	—	—	40,000
Proceeds from issuance of common stock	282	—	—	282
Payments received for common stock subscription receivable	5,000	—	—	5,000
Payments received on loans to executive officer	80	—	—	80
Repayment of borrowings on term debt	(98,236)	—	—	(98,236)
Repayment of borrowings on revolver	(40,000)	—	—	(40,000)
Payments for capital lease obligation	(587)	—	—	(587)
Payments for debt issuance costs	(2,924)	—	—	(2,924)
Payments for treasury stock	(96)	—	—	(96)
Change in cash overdraft	1,506	—	—	1,506
Other financing and intercompany activities	(455)	455	—	—

Net cash flows from (used in) financing activities	(9,155)	455	—	(8,700)

Net increase in cash and cash equivalents	941	154	—	1,095
Cash and cash equivalents, beginning of year	10,191	127	—	10,318

Cash and cash equivalents, end of year	$11,132	$281	$—	$11,413

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

	Parent	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$25,336	$(1,540)	$1,540	$25,336
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	7,991	2,249	—	10,240
Amortization of deferred financing fees	3,280	—	—	3,280
Deferred income tax expense	3,438	—	—	3,438
Equity (income) loss in subsidiaries	1,540	—	(1,540)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	12,726	23,580	(9,727)	26,579
Inventories	(5,383)	(21,309)	6,798	(19,894)
Prepaid expenses	(3,054)	(229)	—	(3,283)
Other assets	5,995	—	—	5,995
Accounts payable	(9,331)	(4,554)	—	(13,885)
Accrued expenses	5,175	2,548	—	7,723
Facilities and organizational rationalization costs	(3,216)	—	—	(3,216)
Dursban related costs	(82)	—	—	(82)
Other operating activities, net	(6,945)	—	2,929	(4,016)

Net cash flows from operating activities	37,470	745	—	38,215

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(965)	(5,485)	—	(6,450)
Purchase of facilities and equipment from U.S. Fertilizer	(4,000)	—	—	(4,000)
Payments for Schultz merger, net of cash acquired	(38,300)	—	—	(38,300)
Payments for WPC Brands acquisition, net of cash acquired	(19,500)	—	—	(19,500)

Net cash flows used in investing activities	(62,765)	(5,485)	—	(68,250)

Cash flows from financing activities:
Proceeds from additional term debt	90,000	—	—	90,000
Proceeds from issuance of common stock	17,500	—	—	17,500
Payments received for common stock subscription receivable	2,500	—	—	2,500
Payments received on loans to executive officer	48	—	—	48
Repayment of borrowings on term debt	(14,858)	—	—	(14,858)
Repayment of debt assumed in Schultz merger	—	(20,662)	—	(20,662)
Repayment of borrowings on revolver	(23,450)	—	—	(23,450)
Payments for capital lease obligation	(405)	—	—	(405)
Payments for debt issuance costs	(4,700)	—	—	(4,700)
Change in cash overdraft	(5,620)	—	—	(5,620)
Other financing and intercompany activities	(25,529)	25,529	—	—

Net cash flows from financing activities	35,486	4,867	—	40,353

Net increase in cash and cash equivalents	10,191	127	—	10,318
Cash and cash equivalents, beginning of year	—	—	—	—

Cash and cash equivalents, end of year	$10,191	$127	$—	$10,318

Note 25—Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” which requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses or receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. In December 2003, the FASB revised FIN 46 to provide companies with clarification of key terms, additional exemptions for application and an extended initial application period. FIN 46 is currently effective for all variable interest entities created or modified after January 31, 2003 and special purpose entities created on or before January 31, 2003. The FASB’s December 2003 revision to FIN 46 makes the Interpretation effective for all other variable interests beginning March 31, 2004. The Company has no special purpose, or variable interest, entities. Therefore, the adoption of FIN 46, as revised, is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after December 31, 2003 and for hedging relationships designated after December 31, 2003. The provisions of this Statement that relate to Statement 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have a material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity and requires the classification of such financial instruments as liabilities (or assets in certain circumstances). Many of those instruments were previously permitted to be classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

Note 26—Subsequent Events

Aircraft	Lease

In February 2004, the Company executed a capital lease agreement for the use of a corporate aircraft for $4.6 million. The Company is actively seeking to identify a buyer for its existing corporate aircraft held under capital lease.

Bayer	Transactions

Following the termination of the In-Store Service Agreement, in December 2003, the Company gave notice to Bayer regarding its exercise of the option to repurchase all outstanding common stock previously issued to Bayer. Bayer disputed the Company’s interpretation of the Exchange Agreement and its calculation of the repurchase price. As a result, the Company and Bayer entered negotiations to determine an agreed upon repurchase price based on equations included in the Exchange Agreement and other factors. The Company commenced an arbitration proceeding against Bayer to resolve the dispute on January 30, 2004. However, the Company and Bayer reached a negotiated settlement of the dispute on February 23, 2004, pursuant to which Bayer agreed to deliver all of its shares of the Company’s common stock to the Company in exchange for a cash payment of $1.5 million, cancellation of $22.5 million in remaining payments required to be made in connection with the common stock subscription receivable and forgiveness of interest related to such payments of $0.3 million.

The Company recorded treasury stock of $24.4 million, based on the consideration given to Bayer, reduced the common stock subscription receivable by $22.5 million, the remaining balance on the date of repurchase, and reversed the common stock repurchase option of $2.6 million as a result of its exercise and recorded a corresponding amount to additional paid-in capital. As a result of this transaction, both parties agreed that the Exchange Agreement and In-Store Service Agreement are fully terminated, with the exception of certain provisions contained therein that expressly survive termination, and that the Supply

Agreement shall remain in full force and effect according to its terms. Under the terms of the Supply Agreement, any remaining balance at January 30, 2009 is unconditionally and immediately payable to the Company by Bayer regardless of whether the Company purchases ingredients under the Supply Agreement or not. As of December 31, 2003, the remaining balance of the Supply Agreement was $5.3 million.

Customer	Agreement

In February 2004, the Company and its largest customer executed a licensing, manufacturing and supply agreement (the Agreement), which is subject to approval by the Company’s lenders and Board of Directors. Under the Agreement, the Company will license certain of its trademarks and be the exclusive manufacturer and supplier for certain products branded with such trademarks from January 1, 2004, the effective date of the Agreement, through December 31, 2008 or such later date as is specified in the Agreement. Provided the customer achieves certain required minimum purchase volumes and other conditions during such period, and the manufacturing and supply portion of the Agreement is extended for an additional three-year period as specified in the Agreement, the Company will assign the trademarks to the customer not earlier than May 1, 2009, but otherwise within thirty days after the date upon which such required minimum purchase volumes are achieved. The carrying value of such trademarks as of December 31, 2003 was estimated at $16.0 million. If the customer fails to achieve the required minimum purchase volumes or meet other certain conditions, assignment may occur at a later date, if certain conditions are met. In addition, as a result of executing the Agreement, the Company has modified the trademarks’ initial amortization period of 40 years and will record amortization in a manner consistent with projected sales activity over five years, commensurate with the term of the Agreement.

Definitive	Agreement for Nu-Gro Acquisition

In March 2004, the Company and a newly-created wholly-owned subsidiary of the Company entered into a definitive agreement to acquire all of the outstanding common shares of Nu-Gro, a lawn and garden products company incorporated under the laws of Ontario, Canada, for an aggregate purchase price of $143.8 million in cash. Shares of Nu-Gro’s common stock are publicly traded on the Toronto Stock Exchange. Consummation of the transaction is subject to customary conditions to closing, including regulatory, court and Nu-Gro shareholder approval. The Company expects to close the transaction during the second quarter of 2004. In connection with the definitive agreement, the Company also entered into an agreement with Oakwest Corporation Limited and certain related Nu-Gro shareholders who together hold approximately 26% of Nu-Gro’s shares, pursuant to which such stockholders have agreed to vote in favor of the transaction. The transaction will be accounted for by the Company as an acquisition, and accordingly, the results of operations of Nu-Gro will be included in the Company’s results of operations from the date of acquisition.

Refinancing

In connection with the execution of the Nu-Gro definitive agreement and to finance the repurchase of the Company’s outstanding Series B Notes, the repurchase of its outstanding Class A nonvoting preferred stock and the repayment of accrued dividends thereon, the Company has obtained a commitment letter from Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets, Inc. and Citicorp North America, Inc. for the refinancing of its existing Senior Credit Facility. The commitment letter provides for a $510.0 million amended and restated senior secured credit facility consisting of a new seven-year $385.0 million term loan facility and a new six-year $125.0 million revolving credit facility. Principal and interest payments on the new senior credit facility will be payable in consecutive quarterly installments and will bear interest at rates more favorable than the existing Senior Credit Facility, subject to adjustment depending on certain financial ratios. Consummation of the refinancing is subject to negotiation of mutually agreeable definitive agreements, completion of the Nu-Gro acquisition and other customary closing conditions and is expected to occur by the second quarter of 2004. In addition, Bank of America, N.A. has agreed to loan the Company up to $105.0 million in connection with the acquisition of all of the outstanding shares of Nu-Gro, which loan will be due and payable one business day after funding of the loan. This loan is being used to achieve favorable tax results and is expected to be repaid immediately.

REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors

United Industries Corporation and Subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated February 10, 2004, except for Note 26 which is as of March 2, 2004, appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

February 10, 2004

UNITED INDUSTRIES CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Year ended December 31, 2003:
Accounts receivable reserves	$3,171	$1,743	$(2,161)	$2,753
Allowance for obsolete and slow-moving inventory	5,841	1,885	(2,108)	5,618
Valuation allowance for deferred tax assets	104,137	—	(104,137)	—
Accrued advertising and promotion expense	16,401	52,676	(59,165)	9,912

Year ended December 31, 2002:
Accounts receivable reserves	$1,147	$2,055	$(31)	$3,171
Allowance for obsolete and slow-moving inventory	2,700	5,424	(2,283)	5,841
Valuation allowance for deferred tax assets	112,272	—	(8,135)	104,137
Accrued advertising and promotion expense	12,125	41,296	(37,020)	16,401

Year ended December 31, 2001:
Accounts receivable reserves	$777	$568	$(198)	$1,147
Allowance for obsolete and slow-moving inventory	999	2,700	(999)	2,700
Valuation allowance for deferred tax assets	113,921	—	(1,649)	112,272
Accrued advertising and promotion expense	5,520	24,432	(17,827)	12,125